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                               EXHIBIT 11

              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
         (Dollars and Shares in thousands, except per share data)


                                       March 31,    March 31,    March 31,
                                         2000         1999         1998
                                     -----------    ---------    --------
BASIC EARNINGS PER SHARE:
   Weighted average shares
        outstanding                     14,242        15,279       17,113
                                     ===========    ==========    ========
Net Income                             $ 9,941       $ 8,855      $12,673
                                     ===========    ==========    ========
Net income per share                   $  0.70       $  0.58      $  0.74
                                     ===========    ==========    ========

DILUTED EARNINGS PER SHARE:
   Basic weighted average
     shares outstanding                 14,242        15,279       17,113
   Convertible notes                         -         2,598        3,235
   Dilutive stock options -
     based on treasury stock
     method using the average market         1            52           40
                                     ----------      ----------   --------
Total shares                            14,243        17,929       20,388
                                     ==========      ==========   ========

Net income                             $ 9,941       $10,620 (1)  $14,793 (2)
                                     ==========      ==========   =========
Net income per share                   $  0.70       $  0.58 (1)  $  0.73 (2)
                                     ==========      ==========   ==========

(1) Adjusted for interest on convertible debt
(2) Anti-dilutive; use basic earnings per share on Consolidated Statements of Income

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